ePlus Named to NASDAQ Global Select Market

HERNDON, VA – December 19, 2011 – ePlus inc. (Nasdaq NGM: PLUS – news) announced today that the company’s shares of common stock will be upgraded to the NASDAQ Global Select Market, a segment of the NASDAQ Global Market with the highest initial listing standards of any exchange in the world. According to NASDAQ, qualifying for the Global Select Market is a mark of achievement, leadership, and stature.

The NASDAQ Stock Market conducts an annual review of all NASDAQ Global Market issuers to determine which companies meet the initial listing requirements of the NASDAQ Global Select Market. As a result, ePlus has been notified by NASDAQ that its securities will be listed on this market effective January 3, 2012.

“We are pleased to be recognized by NASDAQ with this upgrade to the Global Select Market,” said Phillip G. Norton, ePlus’ chairman, president and CEO.

About ePlus inc.

ePlus is a leading provider of technology solutions. ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, professional services, flexible lease financing, proprietary software, and patented business methods. Founded in 1990, ePlus has more than 750 associates in 20+ locations serving federal, state, municipal, and commercial customers. The Company is headquartered in Herndon, VA. For more information, visit http://www.eplus.com/, call 888-482-1122, or email info@eplus.com.

ePlus ® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus nc. in the United States and/or other countries. The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Contact:               Kley Parkhurst, SVP
ePlus.
kparkhurst@eplus.com
703-984-8150